EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333‑235692) and the Registration Statements on Forms F‑3 (Nos. 333‑251065 and 333‑251055) of Liminal BioSciences Inc., of our report dated March 24, 2021 relating to the consolidated financial statements of Liminal BioSciences Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, which appears in this Form 20‑F.

/s/ PricewaterhouseCoopers LLP

Montréal, Quebec, Canada

March 24, 2021

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

T: +1 514 205 5000, F: +1 514 876 1502

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.